Exhibit 4.17

Execution Version

[*] indicates portions omitted as information that is both not material and of the type that the registrant treats as private or confidential.

__________________________________________

Project Gordian

Framework Agreement

in Relation to

the Separation of

Fresenius Medical Care Management AG

__________________________________________

Project Gordian

Framework Agreement in Relation to the Separation of Fresenius Medical Care Management AG

THIS FRAMEWORK AGREEMENT IN RELATION TO THE SEPARATION OF FRESENIUS MEDICAL CARE MANAGEMENT AG (“Agreement”) has been entered into on July 14, 2023 between

(1)	Fresenius Medical Care Management AG, Else-Kröner-Str. 1, 61352 Bad Homburg v.d. Höhe

– “M-AG” –

(2)	Fresenius Medical Care AG & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg v.d. Höhe

– “FME KGaA” –

(3)	Fresenius Medical Care Deutschland GmbH, Else-Kröner-Str. 1, 61352 Bad Homburg v.d. Höhe

– “FME D-GmbH” –

(4)	Fresenius Medical Care Holdings, Inc., d/b/a Fresenius Medical Care North America, 920 Winter Street, Waltham, MA 02451, USA

– “FME NA” –

and

(5)	Fresenius SE & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg v.d. Höhe

– “FSE KGaA” –

– M-AG, FME KGaA, FME D-GmbH, FME NA and FSE KGaA each also a “Party”
and together the “Parties” –

Preamble

A.

M-AG is the general partner of FME KGaA and as such manages FME KGaA’s business. According to article 7 (3) of FME KGaA’s articles of association (“FME KGaA Articles”), M-AG shall be reimbursed for all expenses in connection with the management of FME KGaA’s business, including the remuneration of the members of its executive bodies. On this basis, FME KGaA and M-AG, among further parties, entered into a cost allocation agreement (as amended, the “Cost Allocation Agreement”) under which part of the expenses (including prepayments) were borne by FME D-GmbH and FME NA.

B.

On July 14, 2023, the extraordinary general meeting of FME KGaA resolved (i) to change the legal form of FME KGaA from a partnership limited by shares (Kommanditgesellschaft auf Aktien) under German law into a stock corporation (Aktiengesellschaft) under German law (“Conversion”) with the legal name “Fresenius Medical Care AG” (“FME AG”; FME KGaA and FME AG, being legally identical,

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are both referred to as the “Company”), and (ii) to elect four shareholder representatives as members of the supervisory board of FME AG; two additional shareholder representatives of the supervisory board of FME AG were appointed by FSE KGaA on the basis of an appointment right which the articles of association of FME AG confer upon FSE KGaA. The newly elected/appointed supervisory board of FME AG resolved in its constituent meeting, inter alia, to appoint the current members of the management board of M-AG (“M-AG Management Board”) as members of the new management board of FME AG (“AG Management Board”).

C.

The Conversion will become effective upon registration with the commercial register of the local court of Hof (Saale) (“Commercial Register”; the day of such registration the “Conversion Date”). As a consequence of the registration of the Conversion with the Commercial Register, M-AG will no longer be the general partner of FME KGaA and thus become unaffiliated with FME AG (“M-AG Exit”).

D.

The financial consequences of the M-AG Exit are not specified in the FME KGaA Articles and are therefore to be derived from German corporate law, requiring a full settlement (Gesamtabrechnung) of all reciprocal benefits and obligations.

(1)

Pursuant to section 278 (2) German Stock Corporation Act (Aktiengesetz – “AktG”) in connection with sections 161 (2), 105 (3) German Commercial Code (Handelsgesetzbuch – “HGB”), M-AG is entitled under section 738 (1) s. 2 German Civil Code (Bürgerliches Gesetzbuch – “BGB”) to be indemnified by FME KGaA against FME KGaA’s liabilities. This applies as well to the expenses and other obligations M-AG incurred in connection with the management of FME KGaA’s business and for which FME KGaA is obliged to reimburse M-AG under article 7 (3) FME KGaA Articles and the Cost Allocation Agreement, e.g., pension liabilities.

(2)

Pursuant to section 278 (2) AktG in connection with sections 161 (2), 105 (3) HGB, sections 713, 667 BGB, M-AG is obliged to return to FME KGaA everything that M-AG has received for managing FME KGaA’s business.

(3)

Since M-AG participates neither in the assets nor in the profits or losses of FME KGaA (article 6 (2) s. 2 FME KGaA Articles), it is not entitled to settlement or liquidation proceeds (Auseinandersetzungsguthaben) pursuant to section 278 (2) AktG in connection with sections 161 (2), 105 (3) HGB, section 738 (1) s. 2 BGB.

E.

The M-AG Exit does not affect the rights and obligations of M-AG under agreements into which M-AG has entered in connection with the management of FME KGaA’s business. This holds in particular true with respect to the compensation and pension entitlements of the former and current members of the M-AG Management Board. Other agreements, such as the Cost Allocation Agreement, may after the M-AG Exit be without relevance and need to be terminated or amended.

F.	The Parties intend to address the effects that the M-AG Exit has on the relationship between M-AG and the Company and the reciprocal rights and obligations of M-

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AG, on the one hand, and the Company, on the other hand, resulting from M-AG’s role as general partner of FME KGaA and, for that purpose, agree to enter into this Agreement in order to specify the process of the full settlement (Gesamtabrechnung) of all reciprocal benefits and obligations resulting from the M-AG Exit.

§ 1

Re-Alignment of Reimbursement Mechanism

(1)

In the past, M-AG from time to time received funding from FME KGaA for expenses related to the management of FME KGaA’s business before such expenses have fallen due (fällig). Against the background of the M-AG Exit, M-AG and FME KGaA agree to discontinue with this practice on the basis of interim accounts of M-AG, which shall be prepared in compliance with German GAAP (HGB) and in accordance with past practice, as of the end of the Conversion Date (“Interim Accounts”). The Interim Accounts will be prepared by the Company in close alignment with FSE KGaA and shall be audited by one of the “Big Four” accounting firms.

(2)

The Company hereby acknowledges and confirms its obligation under article 7 (3) of the FME KGaA Articles until the M-AG Exit and furthermore acknowledges and confirms that the obligation pursuant to article 7 (3) of the FME KGaA Articles exists after the M-AG Exit with respect to obligations incurred by M-AG before the M-AG Exit or relating to periods ending on or before the M-AG Exit (including any payments in the period between the date of this Agreement and the Conversion Date).

(3)

M-AG acknowledges and confirms its obligation to return funding that has been paid to M-AG to cover expenses, to the extent such funding exceeds the amount of the expenses as recorded in the Interim Accounts. That means, by way of example with regard to pension commitments: to the extent accruals and liabilities for pension commitments recorded in the annual accounts (Jahresabschluss) of M-AG for the fiscal year 2022 have been dissolved in the Interim Accounts due to reasons other than payments to the beneficiaries of the respective pension commitments (in particular, including reductions due to a change in the interest rate or other actuarial assumptions), M-AG shall pay to the Company the difference between the amount of the accruals and liabilities recorded in the annual accounts of M-AG for the fiscal year 2022 and the amount of the accruals and liabilities recorded in the Interim Accounts.

(4)

For the avoidance of doubt, neither M-AG nor the Company shall be entitled to recover from the respective other party any amount more than once in respect of the same underlying circumstances or events.

(5)

The Company and M-AG agree that article 7 (3) of the FME KGaA Articles requires the Company to indemnify M-AG for taxes for the period until the Conversion Date if and to the extent such indemnification would be in line with the practice applied in the past (e.g., M-AG will be compensated for VAT and wage taxes relating to the compensation of members of the M-AG Management Board and taxes on the compensation of the members of M-AG’s supervisory board), and the Company

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hereby undertakes to indemnify M-AG to this extent irrespective of the point in time when such tax is assessed or due. Any such claim shall not become time-barred prior to lapse of six months since the underlying tax assessment has become unappealable and finally binding (formell und materiell bestandskräftig).

(6)

The Parties shall cooperate with respect to taxes related to the time in which M-AG was the general partner of FME KGaA and related to the execution of this Agreement, in good faith, especially with respect to tax returns of M-AG and the Company as well as any future tax audits at the level of M-AG and the Company, and shall provide each other with any information reasonably necessary.

§ 2

Transfer of Service Agreements

(1)

The service agreements for the current members of the M-AG Management Board including all exhibits, ancillary agreements and amendments thereto between M-AG and each of the current members of the M-AG Management Board (“Service Agreements”), in each case with all rights and obligations, shall be transferred from M-AG to the Company with legal effect as of the beginning (0:00 hours) of the day following the Conversion Date and with discharging effect (schuldbefreiende Wirkung) for M-AG by way of tripartite transfer agreements [*], which transfer shall, for the avoidance of doubt, exclude statutory rights and claims against the current members of the M-AG Management Board, in particular, arising from section 93 AktG.

(2)

As consideration for the Company’s assumption pursuant to Clause 2 (1) of the pension commitments to the current members of the M-AG Management Board (“Pension Commitments Present MB Members”) and all obligations (other than those regarding pension commitments), including obligations from long-term-incentive schemes, towards the current members of the M-AG Management Board (“Other Commitments Present MB Members”), M-AG shall pay to the Company an amount equal to the sum of

(i)

the accruals and liabilities for the Pension Commitments Present MB Members recorded in the Interim Accounts (for the avoidance of doubt, as netted with the value recorded for all reinsurance policies relating to the Pension Commitments Present MB Members that are transferred to the Company under the transfer agreements referred to in Clause 2 (1) and under Clause 2 (5), as recorded in the Interim Accounts) plus

(ii)	the accruals and liabilities for the Other Commitments Present MB Members recorded in the Interim Accounts

(such sum the “Accruals Present Board Members Cash Transfer”).

(3)

In addition, M-AG hereby transfers and assigns to the Company with legal effect as of the beginning (0:00 hours) of the day following the Conversion Date all its rights and obligations under the Cost Allocation Agreement to the extent such rights and obligations relate to the current members of the M-AG Management

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Board, and the Company hereby accepts such transfer and assignment. For the avoidance of doubt, such transfer and assignment does not extend to claims under Clause 1 (2) and (3).

(4)

The Accruals Present Board Members Cash Transfer shall be made within five banking days after the audit of the Interim Accounts has been concluded (“Due Date”). Unless paid by the Due Date, the interest on the Accruals Present Board Members Cash Transfer shall be increased to 8% p.a. (ACT/ACT).

(5)

In addition, M-AG shall make all necessary and useful declarations and perform all necessary and useful acts to transfer any existing reinsurance polices relating to the Pension Commitments Present MB Members, in each case with all rights and obligations, to FME AG for the purpose of continuing the reinsurance policies.

(6)

M-AG shall (i) offset all its receivables against the Company against its obligation to make the Accruals Present Board Members Cash Transfer and (ii) assign all of its receivables against (direct and indirect) subsidiaries of the Company in lieu of a cash payment (an Erfüllungs statt) on the Due Date.

If and to the extent M-AG is obligated to make payments to FME D-GmbH and FME NA, M-AG shall pay the respective amounts to the Company with the effect that such payments settle the claims of FME D-GmbH and FME NA against M-AG (Erfüllungswirkung).

The Company will provide to M-AG a list showing (i) all receivables of M-AG against the Company and (direct and indirect) subsidiaries of the Company detailing the legal basis for the receivable, currency and the outstanding amount (including interest (whether payable or accrued), if any) and (ii) all payables of M-AG to the Company and (direct and indirect) subsidiaries of the Company detailing the legal basis for the payables, currency and the outstanding amount (including interest (whether payable or accrued), if any), in each case as of the end of the Conversion Date, no later than fifteen calendar days prior to the Due Date.

For all receivables and payables which are not denominated in Euro, the Euro Foreign Exchange Reference Rates published by the European Central Bank for the Conversion Date shall apply.

(7)	The term “current members of the M-AG Management Board” as used in this Agreement includes the new CFO appointed as of 1 October 2023.

§ 3

Transfer of Consulting Agreement

(1)	[*]
(2)	[*]

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§ 4

Spin-off

Since the transfer of M-AG’s pension commitments to, and/or vested rights of, the former members of the M-AG Management Board (“Pension Commitments Former MB Members”) is not considered a permissible transfer transaction pursuant to section 4 (2) to (4) German Pensions Act (BetrAVG), the Pension Commitments Former MB Members, all obligations (other than the Pension Commitments Former MB Members), including obligations from long-term-incentive schemes, of M-AG towards the former members of the M-AG Management Board (“Other Commitments Former MB Members”) as well as corresponding rights and assets as defined in Clause 4 (2) shall be spun off (abgespalten) to a newly incorporated or existing entity of the FME group in accordance with the German Transformation Act (Umwandlungsgesetz – “UmwG”). The steps for such process shall be the following:

(1)

FME KGaA shall incorporate, or acquire off-the-shelf, a new German company with limited liability (“GmbH”) or repurpose an existing wholly-owned GmbH (whether incorporated, acquired or repurposed, the “PensCo”), the exclusive purpose of which is to hold certain assets as well as pension and other liabilities. The Company shall procure that PensCo shall be merged onto the Company with an effective date which precedes the Spin-Off Effective Date (as defined below).

(2)	As soon as reasonably practicable after the Conversion Date, FSE KGaA shall resolve in the general meeting of M-AG on the spin-off (Abspaltung) to PensCo pursuant to section 123 (2) no. 1 UmwG of
(i)	the Pension Commitments Former MB Members,
(ii)	the Other Commitments Former MB Members,
(iii)

an amount equal to the accruals and liabilities recorded for (i) the Pension Commitments Former MB Members and (ii) the Other Commitments Former MB Members, in each case as recorded in the Interim Accounts (such amount the “Accruals Former Board Members Cash Transfer”), and

(iv)

all other contractual rights against former members of the M-AG Management Board (for the avoidance of doubt, excluding statutory rights and claims against the former members of the M-AG Management Board, in particular, arising from section 93 AktG)

(“Spin-Off”). The Spin-Off shall take effect as of the beginning of the day after the Conversion Date (“Spin-Off Effective Date”). Pursuant to section 125 s. 1 in connection with section 54 (1) s. 3 UmwG, PensCo shall not issue shares to FSE KGaA as consideration within the framework of the Spin-Off, as the value of the balance of spun off assets and liabilities is expected to be zero. The Spin-Off balance sheet shall be deduced from the Interim Accounts and be prepared by the Company in close alignment with FSE KGaA; the Parties agree that two separate balance sheets shall be prepared, one for the remaining and one for the transferring assets and liabilities. In the event that the cash held by M-AG on the Spin-off

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Effective Date falls short of the amount of the Accruals Former Board Members Cash Transfer, M-AG shall pay the difference to the Company within five banking days of the Due Date. Clause 2 (4) last sentence and Clause 2 (6) shall apply mutatis mutandis.

§ 5

Compensation by M-AG

M-AG undertakes to pay to the Company (i) on the Due Date an amount equal to interest at the Applicable Interest Rate on the Accruals Present Board Members Cash Transfer from (and including) the Conversion Date until (and excluding) the date of payment of the Accruals Present Board Members Cash Transfer, and (ii) within 5 banking days after the date on which the Spin-Off is registered with the Commercial Register of M-AG, i.e. the date on which the Spin-Off becomes legally effective (“Spin-Off Date”), an amount equal to interest at the Applicable Interest Rate on the Accruals Former Board Members Cash Transfer from (and including) the Conversion Date until (and excluding) the Spin-Off Date; the interest rate is the aggregate of 0.57% p.a. plus the Euro Short-Term Rate (€STR) published by the European Central Bank for the Conversion Date (ACT/ACT) (“Applicable Interest Rate”).

§ 6

Further Treatment of M-AG

FSE KGaA shall ensure that (i) the appointment of all current members of the M-AG Management Board ends and M-AG’s supervisory board appoints new members to the M-AG Management Board immediately after the Conversion Date and (ii) M-AG does not take up any other/new business activities before the Spin-Off has become legally effective.

§ 7

Repayment of the funds of the share capital of M-AG

M-AG and the Company agree to terminate as of the Conversion Date the deposit agreement under which M-AG lent an amount equal to its registered share capital of EUR 3,000,000.00 to FME KGaA. The Company shall repay to M-AG such amount, together with all interest thereon accrued and outstanding, no later than within five banking days after the Conversion Date. For the avoidance of doubt, the Company shall not owe any prepayment compensation (Vorfälligkeitsentschädigung) or other fees or charges in connection with the repayment. Unless paid by the Conversion Date, the amount to be paid shall bear interest of 8% p.a. (ACT/ACT).

§ 8

Termination of Cost Allocation Agreement

The parties to the Cost Allocation Agreement shall enter into a termination agreement substantially in the form as attached in Annex 8 to this Agreement. The Parties agree that the transfers under Clause 2 (3) and Clause 3 (1) sentence 2 will have the effect that M-AG will have no rights and obligations under the Cost Allocation Agreement anymore. For the avoidance of doubt, to the extent that provisions in this Agreement deviate

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from provisions in the Cost Allocation Agreement, provisions in this Agreement shall prevail.

§ 9

Treatment of M-AG’s follow-up liabilities

(1)

Pursuant to sections 249, 224 UmwG, M-AG is liable for all of the Company’s liabilities established prior to the Conversion Date (follow-up liability – Nachhaftung). M-AG’s claim against the Company pursuant to section 278 (2) AktG in connection with sections 161 (2), 105 (3) HGB, 738 (1) s. 2 BGB for indemnification against these liabilities shall be unlimited, except that (i) the right to request the provision of collateral (Sicherheitsleistung) under section 257 s. 2 BGB and (ii) the right to request release from an obligation (Befreiung von der Verbindlichkeit) under sections 257 s. 1, 738 (1) s. 2 BGB before the relevant obligation has fallen due are excluded.

(2)	The Company shall ensure that PensCo will indemnify and hold harmless M-AG with respect to any claims arising in accordance with section 133 UmwG.

§ 10

Miscellaneous

(1)

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Germany, excluding the conflict of laws rules.

(2)

The Parties are of the opinion that the fair market value of the Pension Commitments Present MB Members, the Other Commitments Present MB Members, the Pension Commitments Former MB Members and the Other Commitments Former MB Members as of the Conversion Date in each case will equal the relevant accruals and liabilities recorded in the Interim Accounts. To the extent that the fair market value of the Pension Commitments Present MB Members, the Other Commitments Present MB Members, the Pension Commitments Former MB Members or the Other Commitments Former MB Members as of the Conversion Date differs from the relevant accruals and liabilities recorded in the Interim Accounts, the Parties agree that the amount by which the fair market value differs from the relevant accruals and liabilities is not to be considered when determining the Accruals Present Board Members Cash Transfer or the Accruals Former Board Members Cash Transfer as it is offset against a corresponding compensation claim of M-AG against the Company (or vice versa) under article 7 (3) of the FME KGaA Articles such that claims and obligations net out to zero (Ausgleich von Vor- und Nachteilen).

(3)

All amounts payable under this Agreement are each net amounts, exclusive of any value added tax (“VAT”). If any payment under this Agreement constitutes the consideration for a taxable supply or service for VAT purposes (such supply or service being referred to as “VATable Supply”) and the provider of such VATable Supply is liable for such VAT vis-à-vis the competent tax authority according to applicable

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VAT law (or, as the case may be, the representative member of any VAT group of which it forms part), then the recipient of such VATable Supply shall – in addition to the payment of such consideration – pay an amount equal to VAT. If such supply or service is exempt from VAT the Parties shall mutually agree whether an option to VAT (section 9 German VAT Act, Umsatzsteuergesetz) will be exercised.

(4)	To the extent legally permissible, the courts of Frankfurt am Main, Germany, shall have exclusive jurisdiction with regard to any dispute arising out of or in connection with this Agreement.
(5)	Headings in this Agreement shall be for convenience only and shall not affect the interpretation of the Agreement.
(6)

This Agreement may be executed in any number of counterparts. Exchange of counterparts duly executed (including electronically) by the respective party shall suffice. Each executed copy shall be an original of one and the same agreement. Any signature, including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile, Epencil or pdf signature hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

(7)

Amendments to this Agreement shall only be made in writing; provided, however, that it shall be sufficient to exchange per email PDF scans of the signed amendment. This shall also apply to amendments of this Clause 10 (7).

(8)

If any provision of this Agreement be or become ineffective, impracticable or unenforceable in whole or in part, the effectiveness and the enforceability of the other provisions shall remain unaffected. Instead, the Parties undertake to replace the defective provision with a provision which comes as close as legally possible to what the Parties would have agreed, pursuant to the meaning and purpose of this Agreement, if they had recognized the defectiveness of the provision. If the defectiveness of a provision is based on the determination of a certain level of performance or a certain time (deadline or fixed date), the provision is deemed to have been agreed with the level or time which comes as close as legally possible to the original level or time. The same shall apply for any possible omission in this Agreement. It is the express intention of the Parties that this clause does not just have the effect of shifting the burden of proof but also that section 139 BGB is excluded.

* * *

Annex 2:	[*]
Annex 3:	[*]

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Annex 8:	Termination agreement to Cost Allocation Agreement [In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

[signature pages to follow]

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Signature Page Fresenius Medical Care Management AG

Bad Homburg, v.d.H, July 14, 2023	Bad Homburg, v.d.H, July 14, 2023

/s/ Helen Giza	/s/ Franklin W. Maddux
Fresenius Medical Care Management AG,	Fresenius Medical Care Management AG,
represented by Helen Giza	represented by Franklin W. Maddux, MD

Bad Homburg, v.d.H, July 14, 2023	Bad Homburg, v.d.H, July 14, 2023

/s/ Michael Sen	/s/ Dieter Schenk
Fresenius Medical Care Management AG,	Fresenius Medical Care Management AG,
represented by its supervisory board,	represented by its supervisory board,
represented by the Chairman	represented by the Deputy Chairman
Michael Sen	Dr. Dieter Schenk

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Signature Page Fresenius Medical Care AG & Co. KGaA

Bad Homburg, v.d.H, July 14, 2023	Bad Homburg, v.d.H, July 14, 2023

/s/ Katarzyna Mazur-Hofsäß	/s/ William Valle
Fresenius Medical Care AG & Co. KGaA,	Fresenius Medical Care AG & Co. KGaA,
represented by Fresenius Medical Care	represented by Fresenius Medical Care
Management AG, represented by Dr. Katarzyna Mazur-Hofsäß	Management AG, represented by William Valle

Bad Homburg, v.d.H, July 14, 2023	Bad Homburg, v.d.H, July 14, 2023

/s/ Dieter Schenk	/s/ Rolf A. Classon
Fresenius Medical Care AG & Co. KGaA,	Fresenius Medical Care AG & Co. KGaA,
represented by its supervisory board,	represented by its supervisory board,
represented by the Chairman Dr. Dieter Schenk	represented by the Deputy Chairman Rolf A. Classon

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Signature Page Fresenius Medical Care AG

Bad Homburg, v.d.H, July 14, 2023	Bad Homburg, v.d.H, July 14, 2023

/s/ Katarzyna Mazur-Hofsäß	/s/ William Valle
Fresenius Medical Care AG,	Fresenius Medical Care AG,
represented by Dr. Katarzyna Mazur-Hofsäß	represented by William Valle

Bad Homburg, v.d.H, July 14, 2023

/s/ Michael Sen
Fresenius Medical Care AG,
represented by its supervisory board,
represented by the Chairman
Michael Sen

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Signature Page Fresenius Medical Care Deutschland GmbH

Bad Homburg, v.d.H, July 14, 2023	Bad Homburg, v.d.H, July 14, 2023

/s/ Olaf Schermeier	/s/ Stefan Trappe
Fresenius Medical Care Deutschland GmbH,	Fresenius Medical Care Deutschland GmbH,
represented by Dr. Olaf Schermeier	represented by Stefan Trappe

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Signature Pages

Signature Page Fresenius Medical Care Holdings, Inc.

Waltham, MA USA

/s/ Patricia R. Rich
Fresenius Medical Care Holdings, Inc.,
represented by Patricia R. Rich

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Signature Page Fresenius SE & Co. KGaA

Bad Homburg v.d.H	Bad Homburg v.d.H

/s/ Sara Lisa Hennicken	/s/ Tobias Greven
Fresenius SE & Co. KGaA,	Fresenius SE & Co. KGaA,
represented by Fresenius Management	represented by
SE, represented by Sara Lisa Hennicken	ppa. Tobias Greven

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Signature Pages